                                                SEVERANCE AND RELEASE AGREEMENT

            This Severance and Release Agreement (“Agreement”) is made by and between HAIG S. BAGERDJIAN (“Executive”) and SYNCOR INTERNATIONAL CORPORATION (“Syncor”).

            WHEREAS, Executive has been employed as an Executive Vice President of Syncor and President and Chief Executive Officer of Syncor Overseas Ltd. (“Overseas”); and

            WHEREAS, Syncor and Executive agree to the termination of Executive’s employment in return for certain benefits as described in Paragraph 2 of this Agreement, which benefits are also provided by Syncor for and in consideration of the other covenants of Executive contained in this Agreement.

            NOW THEREFORE, the parties agree as follows:

            1.            Employment Status and Termination of Employment.

                        (a)            Active Employment Period.  From the date of this Agreement until January 31, 2002 (the “Active Employment Period”), Executive will continue to serve as an Executive Vice President of Syncor and as the President and Chief Executive Officer of Overseas, and will continue to be a member of the boards of directors of any subsidiaries of Syncor of which he is a member as of the date of this Agreement and will also continue to be an officer of any other subsidiaries of Syncor as to which he is an officer as of the date of this Agreement.  During the Active Employment Period, Executive will report to Robert G. Funari and have the following responsibilities:

                                    (i)            He will work to close those transactions that have been approved by Syncor’s officers and its board of directors and will not initiate any new transactions.

                                    (ii)            He will participate in the design and implementation of the communications strategy regarding the change in his role—both internal and external.

                                    (iii)            He will assist any designated executives of Overseas in gaining an in-depth understanding of the current status of Overseas’ business.

                                    (iv)            He will assist Monty Fu and Robert G. Funari in developing strategic alternatives for Syncor, including acting as an advisor in discussions with respect to any business combinations or strategic alliances.

Executive will be provided with the same e-mail and voice mail access which he now enjoys and, to the extent necessary to him to perform the duties specified in this Paragraph 1(a), an office, secretarial services and other support services as appropriate.  Effective January 31, 2002, Executive will relinquish his title of President and Chief Executive Officer of Overseas, and will resign from the boards of directors of any subsidiaries of Syncor of which he is then a member, and will also resign as an officer of any other subsidiaries of Syncor as to which he is then an officer.

                        (b)            Inactive Employment Period.  Effective February 1, 2002, Executive will continue to be employed by Syncor as Executive Vice President through the earlier of January 31, 2004 or the 30th day after Executive tenders notice of termination of his employment (the period being referred to hereinafter as the “Inactive Employment Period,” and the date on which the Inactive Employment Period ends being referred to hereinafter as the “Employment Termination Date”), on the following basis:

                                    (i)            He will remain available to consult with Monty Fu and Robert G. Funari or their designees at Syncor’s offices during business hours upon reasonable advance notice.  Any travel he is asked to undertake will be by business class.

                                    (ii)            He will not be required to consult for more than 20 hours in any calendar month on a non-cumulative basis.

                                    (iii)            He will be entitled to render services to others in an employment or consulting capacity for additional compensation.

                                    (iv)            He will be provided with the same e-mail and voice mail access which he now enjoys and, to the extent he is called upon to consult, an office, secretarial services and other support services as appropriate.

            2.            Benefits Subject to Executive’s Continued Fulfillment of His Obligations Under This Agreement.  Syncor will provide Executive with the following benefits, in lieu of any benefits that may be available under any other program, plan, or agreement with Syncor providing severance or other post-employment commitments or arrangements, except as otherwise provided in Paragraphs 4, 5 or 18:

                        (a)            Base Pay Continuation.  Syncor agrees to continue to pay Executive his base annual salary of $275,000 from the date of this Agreement through the Employment Termination Date.  The base pay continuation will be paid in regular payroll installments beginning on the first regular pay date after the date of this Agreement.  These payments are subject to withholding and other deductions as required by law or otherwise.  Notwithstanding the foregoing, on or after January 31, 2002, upon 30 days’ written notice to Syncor, Executive may elect to terminate his employment with Syncor and receive at the Employment Termination Date, in lieu of the base pay continuation described in this Paragraph 2(a), a lump-sum payment representing Executive’s base salary ($275,000) for the remaining months from and after giving such notice to and including the month of January 2004.  This lump-sum payment will be subject to withholding and other deductions as required by law or otherwise.

                        (b)            Additional Payments.  Syncor agrees to pay Executive a total additional amount of $1,000,000 in quarterly installments of $125,000 on the last day of each calendar quarter, beginning March 31, 2002 and ending December 31, 2003.  These payments are subject to withholding and other deductions as required by law or otherwise.  Notwithstanding the foregoing,

                                    (i)             If Executive elects to terminate his employment in accordance with Paragraph 2(a); or

                                    (ii)            At Syncor’s election at any time prior to the termination of the Executive’s employment,

Executive will receive, in lieu of the remaining additional payments described in this Paragraph 2(b), a lump-sum payment representing the sum of the remaining additional payments.  Any such lump-sum payment will be subject to withholding and other deductions as required by law or otherwise.

                        (c)            Stock Options.

                                    (i)            On June 16, 1998, Executive was granted options to purchase 50,000 shares of Syncor common stock under the Syncor International Corporation 1990 Master Stock Incentive Plan, as amended and restated as of June 18, 1997 (the “1990 Master Plan”).  As of August 1, 2001, Syncor will deem as satisfied the performance goals set forth in Executive’s option grant such that Executive will be vested in said options as of that date.

                                    (ii)            If, at the Employment Termination Date, Executive is not already fully vested in the options to purchase 57,936 shares of Syncor common stock granted to him on June 20, 2000 under the Syncor International Corporation Executive Long Term Performance Equity Plan (“Long-Term Plan”), in accordance with the terms of Executive’s option grant, he will at that time become fully vested in said options as if the stock price targets specified in connection with said option grant had been met.

                                    (iii)            Subject to the foregoing, Executive shall be entitled to continued vesting of the options previously granted to him under the 1990 Master Plan and the 2000 Master Stock Incentive Plan in accordance with their respective terms.

                        (d)            Vacation.  On the first regular pay date following the date of this Agreement, Syncor will pay Executive his accrued but unused vacation time as of December 31, 2001, in the form of (i) a lump-sum payment in the gross amount of $41,600 and (ii) a lump-sum payment of $51,149, equal to the value of 385 hours of additional vacation time which Executive would have accrued but for the 320-hour limit in Syncor’s vacation policy.  Said payments will be subject to withholding and other deductions as required by law.  Executive will continue to accrue vacation time for the period after December 31, 2001, based on his employment during such period.  Upon the Employment Termination Date, Executive will be paid for all accrued but unused vacation time.

                        (e)            Outplacement Counseling and Services.  Syncor will pay all reasonable fees associated with Executive’s enrollment in an outplacement counseling program of Executive’s choice for the time period of February 1, 2002, through January 31, 2004.

                        (f)            Attorneys/Advisors Fees.  Syncor will pay all reasonable attorneys fees and advisors fees incurred by Executive in connection with the negotiation of this Agreement, not to exceed $35,000.

                        (g)            Long-Term Care Insurance Premiums.  In the event Executive, on termination of his employment, elects to continue long-term care insurance coverage under the Syncor International Corporation Executive Benefit Plan for Officers (which includes health, life, and long term care provisions) (the “Executive Benefit Plan”), Syncor will pay all remaining premiums due for such long term care insurance coverage.

In the event of Executive’s death during the Active Employment Period or the Inactive Employment Period, his Beneficiary will be entitled to the payments and other benefits that Executive would have received if he had been employed throughout the Active Employment and the Inactive Employment Period (other than continuation as a participant in employee benefit plans to the extent dependent upon continued employment).  For purposes of the preceding sentence, the Executive’s “Beneficiary” is, collectively, the person or persons or other entity or entities designated by him in writing to the Vice President, Human Resources and Communications, of Syncor to receive such payments and other benefits in the event of Executive’s death.  If Executive designates more than one person or entity as Beneficiary, such payments and other benefits will be paid in equal shares to such persons or entities whom Executive has designated as Beneficiary who survive him or are in existence at the time of his death, unless he otherwise indicates in the instrument designating the Beneficiary.  Executive may revoke his designation of a Beneficiary, and may designate a new Beneficiary, at any time.  If Executive fails to designate a Beneficiary, of if no designated Beneficiary is in existence at the time of Executive’s death, the Beneficiary will be the Executive’s estate.

            3.            “Executive’s Continued Fulfillment of His Obligations Under This Agreement.” As used in Paragraph 2 of this Agreement, the term “Executive’s continued fulfillment of his obligations under this Agreement” will mean his substantial compliance with all material terms of this Agreement, and Executive will not be considered to have failed to fulfill his obligations under this Agreement unless he has been determined by a final order of a court of competent jurisdiction to have materially breached a material obligation under this Agreement while Syncor has materially complied with all of its obligations under this Agreement.  If Syncor has a good faith and reasonable belief that Executive has materially breached a material obligation under this Agreement, Syncor will provide forty-five days (45) written notice to Executive explaining in detail the material breach.  At any time during the forty-five (45)-day period following his receipt of that notice, Executive will have an opportunity to cure such material breach.

            4.            Participation in Other Benefit Plans and Programs.  For so long as Executive remains employed by Syncor, and in addition to his existing rights under benefit plans and programs described in Paragraph 2, Executive will be entitled to continue to participate in the following benefit plans and programs sponsored by Syncor, in accordance with their respective terms, to-wit: the Syncor International Corporation Deferred Compensation Plan, the Executive Benefit Plan, the Syncor International Corporation Employees’ Savings and Stock Ownership Plan, the Long-Term Plan and the Syncor International Corporation 2001 Officer Incentive Plan (the “Incentive Plan”); provided, however, that:

                        (a)            Executive’s benefits, if any, under the Incentive Plan will be determined on a basis consistent with the benefits, if any, of other officers of Syncor participating in the Incentive Plan;

                        (b)             Executive will not be eligible to participate in the Long-Term Plan after January 31, 2002 (except as provided in Paragraph 2(c)(ii) of this Agreement); and

                        (c)             Any acceleration of vesting or payment of benefits under any plan described in Paragraph 2 or this Paragraph 4 which occurs prior to the later of the termination of this Agreement or the expiration of any stock options or other rights or benefits and which applies to officers generally who participate in such plan, whether on account of an “event” or a “change in control” (as they may be defined in such plan) or for any other reason, will also apply to Executive.

In the event Executive’s employment with Syncor terminates for any reason, Syncor will, upon reasonable notice from Executive, assist Executive in the acquisition of a portable medical insurance policy covering him and his eligible dependents, with Executive as the policyholder and with the premiums thereunder to be paid by Executive.

            5.            Indemnification.  Syncor will indemnify Executive if Executive was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding based on acts or omissions that occurred on or before the Employment Termination Date, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that Executive is or was a director, officer, advisory director, executive or agent of Syncor, against expenses, including attorneys fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding, to the fullest extent and in the manner permitted by law, provided that Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of Syncor and, with respect to a criminal action or proceeding, provided that Executive had no reasonable cause to believe that his conduct was unlawful.

            6.            Further Assistance.  At Syncor’s reasonable request, Executive agrees to provide Syncor with cooperation in any lawsuits arising out of events during Executive’s employment at Syncor, provided such assistance does not unreasonably and materially interfere with Executive’s duties or responsibilities under any subsequent employment.  Upon reasonable notice from Syncor, Executive agrees to participate in discovery and trial preparation, and to assist Syncor’s legal counsel as and where needed, including attendance at depositions and trials (“Litigation Assistance”).  Executive will use reasonable efforts to timely respond to Syncor’s requests for Litigation Assistance and to provide such Litigation Assistance.  Upon termination of any lawsuit in which Executive provides services, Executive will, at Syncor’s request, deliver to Syncor all materials related to the lawsuit.  It is understood that Executive’s Litigation Assistance will be rendered only because of his knowledge of the facts underlying any such lawsuits and he will not be required to render assistance of a legal nature because he is an attorney.  Syncor will use its best efforts to schedule any appearances by Executive so as to minimize any inconvenience to him.  To the extent that he renders Litigation Assistance, he will be compensated for his time at a reasonable rate on a per diem basis.  In addition, Executive will be reimbursed for reasonable out-of-pocket expenses associated with Executive’s assistance, including travel, lodging, meals, telephone, and similar expenses in accordance with Syncor’s usual policies.  This compensation is not related to or conditioned on the nature or content of Executive’s testimony, if any, nor on the outcome of any lawsuit.  Rather, it is intended solely to provide Executive with reasonable compensation for his time and actual expenses incurred in rendering Litigation Assistance.

            7.            Waiver and Release.

                        (a)            In exchange for the payments described above, Executive hereby waives, releases, gives up, and promises never to make any claims of any kind (whether Executive knows of them now or not) that Executive may have against Syncor, its related entities, parent companies, and subsidiaries (collectively referred to as the “Companies”), or any officer, director, agent, executive, owner or other representative of the Companies as a result of facts now in existence, relating to the following:

                                    (i)            any claims for further compensation or benefits as an employee from the Companies except as set forth in this Agreement or the other agreements or plans specifically referred to herein;

                                    (ii)            any claims arising out of Executive’s employment or termination of employment with Syncor;

                                    (iii)            any claims under the federal Age Discrimination in Employment Act; the federal Civil Rights Act of 1964; 42 U.S.C. § 1981; the federal Family and Medical Leave Act; the federal Equal Pay Act; the federal Fair Labor Standards Act; the federal Older Workers Benefit Protection Act; the federal Americans With Disabilities Act; the federal Worker Adjustment and Retraining Notification Act; or California Government Code § 12920, California Government Code § 12940, California Labor Code § 2856, or California Labor Code § 970;

                                    (iv)            any claims under any contract, agreement (except this Agreement or the other agreements or plans specifically referred to herein), promise or Syncor policy relating to Executive’s employment by Syncor;

                                    (v)            any claim for violation of any other public policy; and

                                    (vi)            any claim for attorney fees relating to the foregoing. Executive accepts the payments described above in Paragraph 2 in full satisfaction of all such claims. Executive’s above waiver and release also does not include “future claims or rights” within the meaning of that phrase under the federal Older Workers Benefit Protection Act.

                        (b)            Syncor, on behalf of itself and any of the Companies, hereby waives, releases, gives up, and promises never to make any claims of any kind (whether it knows of them now or not) that it may have against Executive as a result of facts now in existence, relating to the following:

                                    (i)         Executive’s employment relationship or termination of employment with Syncor;

                                    (ii)            any claims under any contract, agreement (except this Agreement or the other agreements or plans specifically referred to herein), promise or Syncor policy relating to Executive’s employment by Syncor;

                                    (iii)            any claim for violation of any other public policy; and

                                    (iv)            any claim for attorney fees relating to the foregoing.

The provisions of this Paragraph 7(b) will not apply to claims by any of the Companies against Syncor (1) which do not, as to all of the Companies in the aggregate, exceed $250,000; (2) which relate to or arise out of Executive’s duties as the President and Chief Executive Officer of Overseas (other than where Executive has acted in good faith in what he reasonably believed to be in the best interests of the Companies); and (3) as to which, as of the date of this Agreement, the Companies have no knowledge nor should they have such knowledge.

                        (c)            Syncor and Executive each agrees that it or he, as the case may be, has been fully advised of the contents of §1542 of the California Civil Code (“§1542”), and said section and the benefits thereof are expressly waived as to any claims, known or unknown, which exist up to and including the date of this Agreement.  Section 1542 reads as follows:

                                    §1542.  (General  release  -  claim  extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in  his favor at the time of  executing the release, which if known to him must have materially affected his settlement with the debtor.

Syncor and Executive each represents that it or he, as the case may be, understands and acknowledges the significance and the consequences of its or his release, as well as the specific waiver of §1542.

            8.            Confidential Information.

                        (a)            Executive has been employed by Syncor in a position of great trust and responsibility that gives him access to sensitive information of a confidential nature, about the executives, officers and consultants of the Companies (collectively referred to as the “Management”), as well as access to confidential or proprietary information about the Companies.  For the purposes of this Agreement, the term “Confidential Information” will include, without limitation, sensitive information of a confidential or any nonpublic information relating to the Management or Companies and with regard to the Companies, nonpublic financial information, information concerning compensation or benefit programs, internal projections, budgets, financial plans, marketing and advertising strategies or plans, promotional materials, vendor and product information, cost and price information, the identity and lists of actual or potential customers, vendors, executives, suppliers and distributors, sources of supply for capital equipment, test results or market studies concerning competitors and competitive products and any other matters not specifically mentioned above which would constitute a trade secret.  Executive acknowledges that the Confidential Information derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use and that reasonable efforts have been made to maintain the secrecy of such Confidential Information.

                        (b)            Executive agrees to keep such Confidential Information confidential at all times during and for a period of thirty-six (36) months from the date of this Agreement, and agrees further that he will neither disclose, furnish, disseminate, make available nor use any Confidential Information, for his own or a third party’s benefit nor disclose or communicate such information to any third party, person or entity, either before or during such period.  Executive’s obligations under this Paragraph 8 will not apply to any part of the Confidential Information that was or became generally available to the public other than as a result of disclosure by Executive.  Further, Executive’s obligations under this Paragraph 8 will not apply to the disclosure of Confidential Information where such disclosure is required by law and Executive is subject to civil or criminal sanctions or penalties for failing to disclose information, provided Executive gives Syncor prompt notice of any such situation and endeavors, and cooperates fully (to the extent consistent with his legal or ethical obligations) with Syncor’s efforts, to prevent such disclosures, keep such disclosures to a minimum, and secure protective orders or similar arrangements with respect to such Confidential Information.

                        (c)            Executive will return to Syncor, prior to February 1, 2002, all materials including, without limitation, all Confidential Information, reports, files, memoranda, and records, keys, access cards, security passes or badges, computer files or disks and all other physical or personal property which Executive received, prepared or helped to prepare, in connection with Executive’s employment, together with copies in whatever form; provided, however, that he may retain possession of the Dell computer and cell phone until the termination of his employment.

            9.            Non-Solicitation.  While employed by Syncor, Executive will not directly or indirectly recruit or solicit for employment any person who was employed by Syncor at any time.  In addition, during the six-month period following the Active Employment Period, Executive will not directly or indirectly recruit or solicit for employment any person who was employed by Syncor at any time during the one-month period prior to the date of this Agreement; provided, however, that, so long as Executive is no longer employed by Syncor, Executive may recruit and solicit any employee of Syncor who was involuntarily terminated by Syncor.

            10.            Prohibition Against Disparagement.  The Companies will not disparage, defame or denigrate the reputation of, or cause or encourage any other person to so disparage, defame or denigrate the reputation of, Executive; and Executive will not disparage, defame or denigrate the reputation of, or cause or encourage any other person to so disparage, defame or denigrate the reputation of, the Companies or any of their officers.  This Paragraph 10 will not, however, prevent a party from truthfully testifying as required by compulsion of law.

            11.            Enforcement.  Because Executive’s services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that Syncor would be damaged irreparably in the event any of the provisions of Paragraphs 6, 7, 8, or 9 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.  Therefore, Syncor or its successors or assigns will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  Similarly, Syncor or its successors or assigns and Executive will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach by the other of any of the provisions of Paragraphs 5, 7, and 10 and to enforce such provisions specifically (without posting a bond or other security).  Notwithstanding anything else in this Agreement to the contrary, absent a determination by a final judgment of a court of competent jurisdiction (which judgment is no longer subject to appeal or, if appealed, the judgment has been confirmed) that Executive has breached this Agreement and quantification of damages therefor, Syncor shall have no right to withhold any payments hereunder or offset any such damages against amounts otherwise payable to Executive hereunder.

            12.            Costs of Enforcement.  If Syncor complies with this Agreement but Executive violates Executive’s commitments in Paragraphs 6, 7, 8, or 9 of this Agreement, it is agreed that Syncor may seek judicial enforcement of its rights under Paragraphs 6, 7, 8, or 9, and it is agreed that Syncor will be entitled to recover from Executive any costs it incurs (including reasonable attorney fees) in obtaining judicial enforcement, provided that such cost recoveries will not exceed the net amounts paid to Executive under Paragraph 2 of this Agreement.  If Executive complies with this Agreement but Syncor violates its commitments in Paragraphs 1, 2, 3, 4, 5, 6, or 7 of this Agreement, it is agreed that Executive may seek judicial enforcement of its rights under Paragraphs 1, 2, 3, 4, 5, 6, or 7 and Executive will be entitled to recover from Syncor any costs it incurs (including reasonable attorney fees) in obtaining judicial enforcement.

            13.            Period for Review and Consultation.  Executive has been advised by Syncor to consult with an attorney regarding this Agreement before signing it.  Executive has been given twenty-two (22) days after the date on which Executive received this Agreement to decide whether to sign it.  By signing this Agreement Executive acknowledges that Executive has read this Agreement, understands all of its provisions, and knowingly and voluntarily agrees to all of its terms and provisions.

            14.            Revocation Period.  Once Executive has signed this Agreement, Executive may still revoke it at any time during the eight (8)-day period after Executive received this Agreement, by delivering written notice of revocation to Syncor within this eight (8)-day period.  This Agreement will not become effective or enforceable until this revocation period has expired without Executive having revoked this Agreement.  Once this revocation period expires, if Executive has not revoked this Agreement it will be a binding, non-revocable agreement between Executive and Syncor.

            15.            Notices.  Any notices or other communications required or permitted under this Agreement will be given in writing and either (i) delivered in person, (ii) transmitted by facsimile, or (iii) mailed by certified or registered mail, postage prepaid, as set forth below (or to such other address or facsimile number as either party will have last designated by notice to the other party).  Each such notice or other communication will be effective (a) if given by facsimile, when transmitted to the number specified in or pursuant to this Paragraph 15 with evidence of such transmission by the transmitting equipment, (ii) if given by mail, two (2) days after such notice or communication is deposited in the United States mails, first class postage prepaid, addressed as set forth in or pursuant to this Paragraph 15, or (iii) if given by other means, when actually delivered at such address.

If to Syncor, addressed to:

Sheila H. Coop
Senior Vice President, Human Resources
and Communications
Syncor International Corporation
6464 Canoga Avenue
Woodland Hills, CA 91367-2407
Facsimile No.: (818) 737-4898

If to Executive, addressed to:

Haig S. Bagerdjian, Esq.
14410 Mulholland Drive
Bel Air, CA 90077
Facsimile No.: (310) 472-0730
With a copy addressed to:

Heller Ehrman White & McAuliffe LLP
601 South Figueroa Street, 40th Floor
Los Angeles, CA 90017-5758
Attention: Neal H. Brockmeyer, Esq.
Facsimile No.: (213) 614-1868

            16.            Severability.  The provisions of this Agreement are severable.  If any part of it is found to be unenforceable, all other provisions will remain fully valid and enforceable.

            17.            Choice of Laws.  This Agreement will be governed by the substantive laws of the State of California as applied to contracts entered into and to be performed entirely within such state by residents thereof.

            18.            Entire Agreement.

                        (a)            This Agreement is the complete understanding between Syncor and Executive on the matters to which the parties agree in it, and Executive is not relying on any statement other than the provisions of this Agreement.  No other promises or agreements will be binding unless in a writing signed by the parties to this Agreement.  Except to the extent set forth below or elsewhere in this Agreement, any and all prior agreements, written or oral, if any, between Syncor and Executive are cancelled by this Agreement.

                        (b)            Notwithstanding Paragraph 18(a), the Benefits Agreement between Syncor and Executive, dated December 18, 1989, will remain in full force and effect in accordance with its terms throughout the period which ends upon the later of the termination of this Agreement or the expiration of any stock options or other rights or benefits described in Paragraph 2 hereof.

                        (c)            Notwithstanding Paragraph 18(a), the Severance Agreement between Syncor and Executive, dated August 24, 2001 (the “Severance Agreement”), will remain in full force and effect in accordance with its terms, except that (A) in the event Executive’s employment is terminated following a Change in Control, (i) by Syncor other than for Cause or (ii) by Executive for Good Reason, Executive only will be entitled to Severance Payments to the extent set forth in Paragraphs 6.1(A), 6.1(B) and 6.1(C) [calculated without taking into account the additional payment under Paragraph 2(b) of this Agreement] of the Severance Agreement, and (B) Paragraphs 5 and 6.1 will have no application after January 30, 2004.  The payment under said Paragraph 6.1(A) will be offset by any payments which had been made to Executive under Paragraph 2(a) of this Agreement and will be in lieu of any remaining payments due under said Paragraph 2(a).  Executive will be entitled to the payments under Paragraph 2(b) of this Agreement in addition to any Severance Payments under the Severance Agreement.  For purposes of the first sentence of this Paragraph 18(c), the terms “Change in Control,” “Severance Payments,” “Cause” and “Good Reason” have the meanings set forth in Paragraph 15 of the Severance Agreement, provided that any termination by Executive of his employment after any Change in Control shall be deemed to be for Good Reason.

                        (d)            Notwithstanding Paragraph 18(a), the Indemnitee Agreement between Syncor and Executive, dated June 20, 1996 (the “Indemnitee Agreement”), will remain in full force and effect in accordance with its terms.  Any conflict between the Indemnitee Agreement and Paragraph 5 of this Agreement will be resolved so as to provide Executive with the more favorable indemnification as between the two agreements.  In addition, Executive will be provided indemnification under Syncor’s charter and bylaws and applicable law, and coverage under director and officer liability insurance, no less favorable than other present and former officers of Syncor.

            19.            Counterparts.  This Agreement may be executed in counterparts and each counterpart will be deemed an original and, when taken together with other signed counterparts, will constitute one agreement.

            20.            Headings.  Captions and Paragraph headings are used herein for convenience only, are no part of this Agreement and will not be used in interpreting or construing this Agreement.

                        Dated this 31st day of January, 2002.

SYNCOR INTERNATIONAL CORPORATION
By: /s/ Sheila Coop
Its: Sr. Vice President, Human Resources & Communications

HAIG S. BAGERDJIAN